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                                                                     EXHIBIT 5.1

                                           November 21, 1996

OPTi Inc.
888 Tasman Drive
Milpitas, CA 95035

       RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 25, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock reserved for issuance under the 1995 Nonstatutory Stock Option Plan, and 50,000 shares of your Common Stock reserved for issuance under the 1993 Director Stock Option Plan. Such plans are referred to herein as the "Plans" and such shares of Common Stock are referred to herein as the "Shares." As your counsel, we have examined and are familiar with the proceedings taken by you in connection with the issuance of the Shares under the Plans.

       It is our opinion that, when issued in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, and in any prospectus used in connection with the sale of the Shares.

                                           Very truly yours,



                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation